November 18, 2005

Digital Ecosystems Corp.
#1500 – 701 West Georgia Street
Vancouver, British Columbia
Canada, V7Y1C6

Gentlemen:

This Letter of Intent is to express the mutual intent between Digital Ecosystems Corp. ("Digital") and GSL Energy Corporation ("GSL") concerning the share exchange of GSL securities with and into Digital securities pursuant to the terms described in this letter.

1. On the conditions hereinafter set forth and, among others, to be incorporated into a definitive agreement, each share of the issued and outstanding shares of GSL common stock, par value $0.001 per share, will be converted to one share of Digital's common stock, par value $0.001 per share (the "Exchange").

2. At the closing of the Exchange, (i) Digital's total liabilities shall be equal to or less than $150,000 and shall be consistent with, and of the same nature, as those liabilities provided in its Form 10-KSB for the fiscal year ended March 31, 2005, as filed with the Securities and Exchange Commission on July 13, 2005; (ii) Digital will have no operating businesses; (iii) Digital shall assume all outstanding options to purchase GSL common stock and the 2005 GSL Stock Option Plan so that those options shall become options to purchase the same number of shares of Digital common stock on the same terms and conditions as the stock options currently provide with respect to GSL common stock and the 2005 GSL Stock Option Plan shall be identical to its current form and terms except that it shall relate to Digital common stock rather than to GSL common stock; and (iv) the shareholders of GSL immediately prior to the Exchange shall own at least 80% of the shares of Digital's common stock immediately after the Exchange.

3. The authorized capital stock of Digital consists of (i) 1,000,000,000 shares of Digital common stock, par value $0.001 per share, of which 28,700,000 shares are issued and outstanding, and (ii) 100,000,000 shares of Digital preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. Digital has no options, warrants, or other rights or agreements outstanding that are exercisable or convertible into shares of capital stock in Digital. Between the date of this Letter of Intent and the date GSL and Digital enter into the Agreement, Digital will not issue any shares of capital stock or any options, warrants, or other rights exercisable or convertible into shares of capital stock in Digital.

4. The authorized capital stock of GSL consists of (i) 500,000,000 shares of GSL common stock, par value $0.001 per share, of which 100,000,000 shares are issued and outstanding, and (ii) 1,000,000 shares of GSL preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. Except for (a) options to purchase 19,000,000 shares of GSL common

stock; (b) total principal amount of up to $15,000,000 in convertible notes and/or subscriptions to purchase those convertible notes, which notes are convertible into shares of GSL common stock at a conversion rate of one share for each $0.50 of debt and may be converted prior to the Exchange, (c) a contractual obligation to issue 2,000,000 shares of common stock to an unrelated third party; and (d) additional convertible debt outstanding that is convertible to 5,500,000 shares of common stock, GSL has no options, warrants, or other rights outstanding that are exercisable or convertible into shares of capital stock in GSL. Subsequent to the date of this Letter of Intent, Digital acknowledges and agrees that GSL may issue additional convertible notes and may issue additional shares of capital stock and/or other securities in GSL to non-affiliated third parties.

5. In addition to other customary conditions and other conditions agreed to by the parties, the Exchange will be subject to (i) the completion of all due diligence requested by GSL from Digital with results acceptable in GSL's sole discretion; (ii) GSL's timely receipt from Digital of all books and records, financial and operating data, and other information with respect to Digital as GSL may reasonably request; (iii) no material deviations from the historical financial statements of Digital; and (iv) all consents and approvals, if necessary, to complete the Exchange shall have been received in a form acceptable to GSL.

6. In addition to other customary conditions and other conditions agreed to by the parties, the Exchange will be subject to (i) the completion of all due diligence requested by Digital from GSL with results acceptable in Digital's sole discretion; (ii) Digital's timely receipt from GSL of all books and records, financial and operating data, and other information with respect to GSL as Digital may reasonably request; (iii) no material deviations from the historical financial statements of GSL; and (iv) all consents and approvals, if necessary, to complete the Exchange shall have been received in a form acceptable to Digital.

7. The Agreement will provide that GSL shall indemnify, defend and hold harmless Digital from and against any and all costs, expenses, losses, damages and liabilities suffered by Digital to the extent they result from (i) any breach of or inaccuracy of any representation or warranty of GSL contained in the Agreement, or (ii) any breach of any covenant of GSL contained in the Agreement. Subject to further negotiations between the parties, the Agreement may provide that one of Digital's shareholders or officers will indemnify, defend and hold harmless GSL from and against any and all costs, expenses, losses, damages and liabilities suffered by GSL or GSL's shareholders to the extent they result from (i) any breach of or inaccuracy in any representation or warranty of Digital contained in the Agreement, (ii) any breach of any covenant of Digital contained in the Agreement, (iii) all liabilities of Digital greater than $150,000 in the aggregate, and (iv) any taxes of any kind of Digital in excess of the reserves established therefore.

8. Upon the execution by Digital and the return to us of a signed copy of this letter, we will instruct our counsel to prepare an agreement (the "Agreement") containing the provisions described in this letter, customary representations and warranties by both Digital and GSL, and other terms and conditions as the parties deem appropriate.

9. Each of the parties hereto shall pay its own costs associated with this Letter of Intent and the transactions contemplated by this Letter of Intent.

10. In consideration of the undertaking by GSL of the costs and expenses in conducting due diligence and continuing negotiations, Digital agrees that, during the term of this Letter of Intent, it will (a) not seek or solicit, or engage anyone to seek or solicit, other suitors for a merger or purchase of itself; (b) not negotiate with other persons for the merger or purchase of itself; (c) not make available to other potential suitors information concerning itself; and (d) maintain confidentiality about the transactions contemplated by this Letter of Intent except to the extent that disclosure is required by applicable law or is made to its advisors on a "need to know" basis.

11. This Letter of Intent, unless extended by mutual agreement, shall terminate on the earlier of (a) the execution by Digital and GSL of the Agreement; or (b) December 31, 2005.

12. This Letter of Intent may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. This Letter of Intent represents only the intent of Digital and GSL and only the matters set forth in paragraphs 9, 10, 11 and 12 of this Letter of Intent shall be binding on Digital and GSL, and this Letter of Intent otherwise creates no obligations for either Digital or GSL.

If this letter accurately reflects the intentions of Digital, please execute and return to me a copy of this letter no later than 5:00 p.m. Denver, Colorado time on November 23, 2005. If GSL does not receive your signed acknowledgement by such time this letter shall be deemed null and void.

Sincerely,

GSL ENERGY CORPORATION

By Carmen J Lotito

Carmen J. Lotito
Executive Vice President, Chief Financial Officer, Secretary, Treasurer, and Director

Acknowledgement of Intent:

DIGITAL ECOSYSTEMS CORPORATION

By G. L. Lyons

G LEIGH LYONS, CEO & CFO
(printed name and title)

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